Exhibit 99.1

Press Release	Source: Communicate.com Inc. and Perfume.com

2007 Fourth Quarter and Holiday Season Best Ever For Perfume.com
Wednesday January 23, 8:55 am ET

Leading Fragrance Retailer Announces Best-Selling Brands From The Holidays

SEATTLE, WASHINGTON--(MARKET WIRE)--Jan 23, 2008 -- Perfume.com, the best place online to buy over 12,000 brand name fragrance and gift items, today announced the fourth quarter 2007 was its best ever, with revenue growth of 30% over fourth quarter 2006. The 2007 holiday season (November and December 2007) was also a record for Perfume.com, with a 38% revenue increase over the same period in 2006.

"We achieved strong growth this holiday period," said Geoffrey Hampson, CEO of Perfume.com's parent company, Communicate.com. "We are excited about the prospects for this brand as it evolves and grows in 2008 and beyond. We are just getting warmed up."

Perfume.com's busiest sales day in 2007 -- and in its five-year operating history -- was Friday, December 14.

Research company comScore, Inc. recently reported that overall online retail sales (non-travel) during the 2007 holiday season grew 19% versus the comparable period in 2006. comScore, Inc. additionally reported that the top-gaining online category based on percentage increase in unique visitors for December 2007 was fragrances/cosmetics.

Separately, Perfume.com announces the Top 10 best-selling fragrances at Perfume.com during the 2007 holiday season:

1. VANDERBILT® by Gloria Vanderbilt

2. DESIGN® by Paul Sebastian

3. PAUL SEBASTIAN® by Paul Sebastian

4. COOL WATER® by Davidoff

5. LIGHT BLUE® by Dolce & Gabbana

6. WHITE DIAMONDS® by Elizabeth Taylor

7. ACQUA DI GIO® by Giorgio Armani

8. CASUAL® by Paul Sebastian

9. ANGEL® by Thierry Mugler

10. ALFRED SUNG® by Alfred Sung

All of the information above is presented on an unaudited basis.

About Perfume.com

Perfume.com, a property of Communicate.com Inc. (OTC BB:CMNN.OB - News), is a leading internet retailer, offering more than 12,000 brand name perfume, cologne, beauty care, hair care & skin care products to consumers at delightfully low prices. Perfume.com received the top overall experience score in a 2006 Web Mystery Shoppers usability study of leading online retail websites, beating Amazon.com, Dell.com, Sears.com, Staples.com and others. Perfume.com is an Internet Retailer Top 500 E-Retailer. For more information, visit www.perfume.com.

Safe Harbor: Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Communicate.com Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions; it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in economic conditions and other risks detailed from time to time in Communicate.com's filings with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release represent the Company's views as of the date of this press release. The Company does not undertake any obligation to update any forward-looking statements, and readers are cautioned not to place undue reliance on these forward-looking statements.

Contact:
Contacts:
Communicate.com Inc. / Perfume.com
Adam Rabiner
Director, Corporate Communications
(604) 453-4875 or 1-866-898-4354
Email: adam@communicate.com
Websites: http://www.communicate.com/
http://www.perfume.com

Source: Communicate.com Inc. and Perfume.com